UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On May 7, 2013, Starboard Value LP issued the following press release:

Starboard Delivers Open Letter To Tessera Shareholders

NEW YORK, NY -- May 7, 2013 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Tessera Technologies, Inc. (NASDAQ: TSRA) ("Tessera" or the "Company") with approximately 7.7% of the outstanding common stock of the Company, announced today that it has delivered an open letter to the shareholders of Tessera.  In the letter, Starboard addresses some of the recent misleading statements, false allegations, and gross misrepresentations made by Tessera and provides its views on the recent corporate governance manipulations carried out by the Company.  The full text of the letter is included below:

May 7, 2013

Dear Fellow Tessera Technologies Shareholders:

Vote the WHITE Proxy Card Today!

The 2013 Annual Meeting (the "Annual Meeting") of Tessera Technologies, Inc. (the "Company") is less than three weeks away. We appreciate the tremendous support we continue to receive in this election contest.  As shareholders, collectively, we have an exciting opportunity to turn over a new leaf at Tessera and elect a slate of extremely qualified director candidates who are deeply committed to putting Tessera back on track for long-term value creation.

Unfortunately, since the current board of directors (the "Board") does not appear to believe it can win on the merits, the Company has resorted to a series of desperate tactics aimed at misleading shareholders regarding our nominees' plans for Tessera and further manipulating the corporate governance mechanics.  We believe the intentions of these actions are highly transparent – the Board will say and do anything, regardless of its validity, to attempt to sway your vote.  We urge you not to be misled and to review the facts and circumstances in making your voting decisions regarding the future leadership of Tessera.

Remember, as one of the largest shareholders of Tessera, our interests are directly aligned with yours.  We have gone to great lengths to identify a slate of highly qualified director candidates with substantial experience in the business areas critical to Tessera.  These nominees, in conjunction with Starboard and its advisors, have developed a plan to stabilize, improve, and drive significant long-term shareholder value creation at Tessera.

In this letter, we would like to directly address some of the recent misleading statements, false allegations, and gross misrepresentations made by Tessera and provide our views on the recent corporate governance manipulations carried out by the Company.  For additional information, you can also view our recent in-depth Investor Presentation at http://tinyurl.com/StarboardTSRAPresentation.

Tessera's IP Business: Non-Practicing Entity ("NPE"), Patent Troll, or "High Technology" Company?

"Patent troll is a pejorative term used for a person or company that enforces its patents against one or more alleged infringers in a manner considered unduly aggressive or opportunistic, often with no intention to manufacture or market the product.  A related, less pejorative expression is non-practicing entity (NPE) which describes a patent owner who does not manufacture or use the patented invention." –  www.wikipedia.org.

In his May 6th open letter to shareholders, Interim CEO and Executive Chairman Hill proclaims that Tessera is a "high technology company" and specifically not a "patent troll".  He largely bases this claim on the fact that Tessera has historically spent significant resources in research and development on new technologies.  The reality is that Tessera owns patents and generates revenues by licensing those patented technologies to other companies who use the technology in their products.  Tessera, itself, does not actually make a product or use its inventions internally.  The success of Tessera's IP business is purely driven by its ability to license its inventions to outside third parties.  Therefore, most would characterize Tessera as an NPE.  As defined above, an NPE is "a patent owner who does not manufacture or use the patented invention".  "Patent troll" is merely a derogatory term to describe an NPE.

Tessera is an NPE regardless of which slate ultimately wins this contest.  Our nominees' plan for Tessera is not to broadly change the type of company Tessera is, but instead to ensure better execution of the business model to drive significant improvements in the trajectory of revenue and profits.  Mr. Hill makes broad statements about Tessera's "Stellar Track Record of Innovation".  The reality is far different – revenues have been declining rapidly, expenses have ballooned, and profits in the IP business have continued to fall.

Tessera's Management and Board Do Not Recognize the Extent of the Company's Underperformance

In the most recent letter published by the Company, the Company states:

"Starboard likes to continually confuse the performance of Tessera's IP business with the poor performance of the Company's DigitalOptics investment, which has been a drag on Tessera's performance over the last two years."

We are not confused about the following:

•	In the past two years, revenue in the IP business has declined by 26.9%. In fact, the first quarter run rate of $25.6 million in IP revenues is down 34.3% year-over-year.

•	In the past two years, operating income in the IP business has declined by 54.1%. In fact, in the first quarter, the IP business actually lost $3.7 million in operating income.

•
Since forming the Invensas subsidiary over two years ago, Tessera has not reported any revenue from this segment despite significant spending on research and development and patent acquisitions.  In fact, 93% of Tessera's revenues still come from its legacy portfolio, Tessera Inc., despite approximately two-thirds of Tessera's patents being held in the Invensas and DigitalOptics subsidiaries.

One of our biggest concerns with the current management team and Board is that they, themselves, do not even recognize the magnitude of the problems at Tessera.  In the Company's latest letter, Mr. Hill references the Company's five-year average operating margin of 54%, but conveniently fails to mention that the IP business lost money last quarter and has been in dramatic decline.  How can management and the Board conveniently continue to ignore such highly problematic performance statistics as if they did not exist?  They clearly believe that merely solving the issues with the DigitalOptics business, which is by no means a forgone conclusion, is enough.  Their approach to the IP business is "business as usual."  The reality is that Tessera's IP business is in need of significant overhaul in order to correct years of terrible financial performance.

Continued Rhetoric Regarding Unwired Planet is Unfounded

Instead of focusing on the issues at Tessera, the Company has repeatedly attempted to distract shareholders with ridiculous comparisons to Unwired Planet, another Starboard portfolio company.  These two companies are distinctly different.  On the one hand, Tessera is a long-standing intellectual property licensing company with substantial revenue and a developed pipeline.  On the other hand, Unwired Planet has just recently completed a business model transformation to become a pure-play IP licensing company. Unwired Planet is in the infancy of its new business model.  Since I became Chairman of the Board just over eighteen months ago, a great deal has been accomplished – we successfully exited the money-losing and declining product businesses, restructured the company and re-located the headquarters to Nevada, and consummated a transaction with Ericsson that increased the size of our patent holdings by more than ten times.  It has been just five short months since this transformation was completed and our management team is highly focused on generating licensing revenues.  As Tessera's management team and Board should be acutely aware, a licensing effort takes time to develop and mature - Tessera founded Invensas over two years ago and has yet to report any licensing revenue despite the benefits of being owned by a well-known entity in the intellectual property space.

While management and the Board continually lambast Unwired Planet's strategy, they are employing similar ones:

•
Just like Unwired Planet, Tessera utilizes litigation as a tool to drive licensing revenue.  In fact, Tessera has spent over $200 million in litigation expenses over the past six years.  Currently Tessera has nine (9) legal actions on file.

•	Just like Unwired Planet, Tessera has acquired patents and is actively considering industry partnerships to attract additional patent assets.

•	Just like Unwired Planet, many of the patented technologies at Tessera were developed in-house through proprietary research and development.

Tessera's attempt to discredit the progress at Unwired Planet is just a desperate attempt to distract shareholders from the key issues facing the Company.  Instead of focusing on presenting solutions to Tessera's problems, management and the Board are quick to take credit for the recent stock price performance of Tessera.  Ask yourself the following:

•	Is it a coincidence that all of the recent positive changes at Tessera took place after Starboard nominated a slate of directors?

•	Is it a coincidence that Tessera's stock price has outperformed since our involvement but underperform`ed over almost any other time period?

The Board's Latest Actions are Another Example of Tessera's Willingness to Continually Manipulate the Corporate Machinery at Shareholders' Expense

Ever since we first became involved at Tessera approximately eighteen months ago, the Company has manipulated annual meeting dates and nomination deadlines to prevent shareholders, and Starboard specifically, from seeking to change the composition of the Board.  First, upon learning of our involvement in late 2011, the Company intentionally triggered an immediate ten-day nomination deadline by accelerating the date of the 2012 annual meeting by more than two months.  Then, when the Company realized we were likely going to be nominating a slate for this year's annual meeting, the Company chose to delay the 2013 annual meeting by close to two months to buy itself additional time.  The current Board is now proving that it is no different than its predecessors in how it is manipulating the voting mechanics at the upcoming Annual Meeting.

Prior to mailing its proxy materials to shareholders and soliciting proxies in connection with the Annual Meeting, the Board took action on March 2, 2013 to reduce the size of the Board from eight (8) persons to six (6) persons.  Now with less than three weeks remaining until the Annual Meeting, the Board has flip-flopped and unilaterally expanded the number of board seats that will be open for election at the Annual Meeting by two seats.  Given the tremendous support we have received thus far, the practical implication of this action is to guarantee that a minimum of two of the Company's nominees are elected to the Board.

Management and the Board did not stop there.  They also proposed that we consent to allow the Company to use a new form of proxy card that would change the fundamental mechanics of this election contest at this very late stage in the game and after both Starboard and the Company have spent significant time and resources to print and mail their respective proxy materials.  Our proxy materials and the Company's proxy materials were filed, reviewed, amended, and cleared by the SEC.  Any new materials and voting mechanics have not been reviewed and cleared by the SEC.  What the Company conveniently fails to tell you is that if we agreed to the use of a new form of proxy card then all current voting could be reset and shareholders who have already voted would potentially be disenfranchised. We nominated our slate of candidates more than four months ago back on December 21, 2012.  If the Board were truly interested in the good governance aspects of using a universal proxy card and not furthering its own self-serving agenda, then why did the Board not propose this months ago before both sides filed and mailed definitive proxies?  Clearly, this proposed use of a universal proxy card is not about good governance or what is best for shareholders, but is instead just a desperate ploy by the Board to reset all voting back to zero, further delay the Annual Meeting, and confuse and frustrate shareholders in this election contest.

Our Nominees are Simply More Qualified to Oversee a Turnaround of Tessera

Our goal all along has been to reconstitute the Board with extremely accomplished and independent individuals who have the requisite skill sets to lead Tessera on a path to long-term success.  After a two-month search process using a tier one executive search firm, we identified a slate of candidates with exceptional and relevant credentials.  Quite frankly, our slate of six director candidates is far better qualified to engineer a successful turnaround than the Company's director nominees.

Our highly-qualified, non-Starboard nominees include:

Tudor Brown was one of the founding members and until May 2012, President and Board Member of ARM Holdings plc, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK, where he served in various positions over a career of more than twenty years. ARM Holdings plc currently has a market value of nearly $20 billion and is one of the most successful semiconductor IP licensing companies in the world.  Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Brown.

George Cwynar is the former President, Chief Executive Officer, and Board Member of MOSAID Technologies Incorporated, a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide. During his tenure at MOSAID, Mr. Cwynar managed the delicate balance between intellectual property licensing and product sales. He is uniquely positioned to understand the complications Tessera faces by participating in both the semiconductor IP licensing business and technology components business.  Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Cwynar.

Thomas Lacey previously served as the President of Flextronics International's Components Division, now Vista Point Technologies, from which Tessera acquired camera module manufacturing assets integral to its DOC business segment. Mr. Lacey has a broad knowledge of the technology components business and is uniquely qualified due to his specific knowledge of elements of Tessera's DOC business. Earlier in his career, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products.  Starboard initially met Mr. Lacey through its investment in Phoenix Technologies, a former Starboard portfolio company, where he was hired to be the CEO. Following the sale of Phoenix Technologies, Starboard recommended Mr. Lacey for a board opportunity at a current Starboard portfolio company, DSP Group. Mr. Lacey is a current director of DSP Group.

George A. Riedel previously served in various positions with Nortel Networks Corporation, where he led the sale/restructuring of various carrier and enterprise business units, and later on, led the effort to monetize the company's remaining 6,500 patents and patent applications, culminating in the sale of its patent portfolio for $4.5 billion to a consortium which included several of the leading technology companies in the world. This is one of the largest single transactions for intellectual property ever completed. Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Riedel.

Donald E. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP, where his legal practice has involved all facets of intellectual property licensing, litigation, and general patent work. Mr. Stout co-founded NTP Inc., a very successful patent holding company for which he prepared the original patents and managed its patent litigation strategy, and currently serves as its Chief Strategist.  Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Stout.

We are not convinced that Tessera has the right plan and the right director candidates to unlock value for shareholders.  Not a single one of management's nominees has run an intellectual property licensing business, has direct background in imaging technology components, has experience in patent law, or owns a material stake in the Company.  One of management's nominees has served on the Board for eight years and is responsible for overseeing years of terrible performance and poor governance.  Two other management nominees were basically hand-picked from Mr. Hill's rolodex.

During settlement discussions, it became clear to us that Mr. Hill would not agree to anything that did not leave him in absolute control.  We would be doing a grave disservice to shareholders by agreeing to any settlement that involved the addition of only two of our highly qualified candidates.  In good faith, we have stated our nominees' willingness to consider adding back up to two of management's nominees to the Board for the sake of continuity.

We do not view this contest as being about "incumbency" versus "dissident" or "majority" versus "minority."  This is a unique situation where only one nominee on the Company's slate has actually ever been elected by the shareholders.  The rest are new directors who have been appointed to the Board during the last twelve months.  Whichever slate gets elected, the reality is that a majority of the Board will be composed of new directors.  Therefore, this contest should really be about which group of director nominees is most qualified to lead Tessera based on their credentials, relevance to Tessera's businesses, and track records of success in this industry.

Our interests are directly aligned with yours and we continue to believe that there is significant value to be realized at Tessera.  We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees at the Annual Meeting so together we can put Tessera back on track for long-term value creation.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR TESSERA INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

We look forward to your support at the Annual Meeting.

Best Regards,

/s/ Peter A. Feld

Peter A. Feld
Managing Member
Starboard Value

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll- free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720